EXHIBIT 10.1

EMPLOYMENT AGREEMENT
(Level 12 Officer)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 6, 2009, by and among Altairnano, Inc., a Nevada corporation (the “Company”), Altair Nanotechnologies Inc., a Canadian corporation (“Parent”; together with the Company and all direct or indirect majority-owned subsidiaries of the Parent, the “Consolidated Companies”; each, a “Consolidated Company”), and Bruce Sabacky, an individual (“Employee”).

RECITALS

A.    The Company is a wholly-owned indirect subsidiary of Parent and holds a substantial portion of the operating assets of the Consolidated Companies.

B.    Parent and the Company desire to retain Employee as an employee of a Consolidated Company subject to the terms and conditions of this Agreement.

C.    Employee desires to continue as an employee of a Consolidated Company subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the parties hereto agree as follows:

1.   Employment; Location. The Company hereby employs Employee during the Term, and Employee hereby accepts such employment.  The initial “Place of Employment” for Employee shall be in Washoe County in the State of Nevada.  If the Company requests that Employee relocate and Employee agrees to such request, the relocated place of employment shall thereafter be the “Place of Employment.”

2.   Term.  The term of this Agreement (the “Term”) shall commence on the date first set forth above (the “Effective Date”).  The Term shall terminate upon the earlier to occur of (i) the Expiration Date (as defined below), and (ii) the termination of Employee’s employment with all of the Consolidated Companies.  The initial Expiration Date shall be the two-year anniversary of the Effective Date.  Unless the Company or Employee provides the other with at least ninety (90) days advance written notice prior to the initial Expiration Date (and each Expiration Date thereafter) of its intention not to renew this term of Agreement following the then-current Expiration Date, the Expiration Date shall automatically be changed to the two-year anniversary of the then-current Expiration Date. Notwithstanding anything in this Agreement to the contrary, Sections 7 and 8 shall survive termination of this Agreement and expiration of the Term for the time periods set forth therein, and this sentence and all provisions related to the interpretation or enforcement of, and disputes under, this Agreement shall survive until the expiration of the last applicable statute of limitations.

3.   Duties.  Employee’s title shall be Vice President, Chief Technology Officer of Parent. Employee's duties shall include such duties as are specifically assigned or delegated to Employee by the Board of Directors of any Consolidated Company (any such Board of Directors, the “Board”) and such other duties as are typically performed by an employee with the same position as Employee.  Employee acknowledges that, subject to Section 6.3(c), the Board may change, increase or decrease Employee’s title, position and/or duties from time to time its discretion and may appoint Employee as an employee of another Consolidated Company, which employment is governed by this Agreement.  Employee shall diligently execute his or her duties and shall devote his or her full time, skills and efforts to such duties during ordinary working hours. Employee shall faithfully adhere to, execute and fulfill all lawful policies established from time to time by the Consolidated Companies.

4.   Compensation and Benefits.  The Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to all Consolidated Companies, the following compensation and benefits:

4.1   Base Salary.  During the Term, the Company shall pay Employee an annual base salary per year in an amount not less than $225,000.  Such annual base salary shall be payable in accordance with the Company's customary pay schedule.  During the Term, the base salary of Employee shall not be reduced below the minimum required by this Section.

4.2   Stock Options.   During the period of Employee’s employment with a Consolidated Company, Parent has granted, and in the future may from time to time grant, to Employee options to purchase common shares of Parent and/or issue to Employee common shares that are subject to rights of forfeiture or repurchase under certain terms and conditions (such options or shares, “Equity Awards”).  Parent agrees that agreements governing any past Equity Awards shall be amended to provide (if not already so amended), and that any future Equity Awards shall provide, that all otherwise unvested Equity Awards shall, unless otherwise requested by Employee in writing, immediately vest as of the effective date of the Change of Control Event.  A “Change of Control Event” means (a) any capital reorganization, reclassification of the capital stock of Parent, consolidation or merger of Parent with another corporation in which Parent is not the survivor (other than a transaction effective solely for the purpose of changing the jurisdiction of incorporation of Parent), (b) the sale, transfer or other disposition of all or substantially all of  the Consolidated Companies’ assets to another entity, (c) the acquisition by a single person (or two or more persons acting as a group, as a group is defined for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of more than 40% of the outstanding common shares of Parent.

4.3   Bonus.  Employee shall be eligible to receive an annual performance bonus conditioned upon the achievement of performance measures established by the Board after consultation with Employee.  The potential amount of the performance bonus for each fiscal year if all performance measures are met, shall be at least up to sixty percent (60%) of Employee’s base salary paid for the calendar year to which such bonus relates.  Employee and the Board shall, prior to the end of the first month of each calendar year, negotiate in good faith with the objective of agreeing upon performance objectives and related bonus amounts for the upcoming fiscal year.  If Employee and the Board are not able to reach a mutual agreement as to performance objectives, the objectives and amount of any bonus shall be in the discretion of the Board.  In all circumstances, the bonus owing to Employee hereunder shall be paid to Employee prior to March 15th of the year following the year in which the Employee has achieved the agreed-upon performance objectives, such achievement being determined in the sole discretion of the Board.

4.4   Additional Benefits.  Employee shall be eligible to participate in, and be subject to, the Consolidated Companies’ employee benefit plans for, and policies governing, employees, if and when any such plans and policies may be adopted, including, without limitation, bonus plans, pension or profit sharing plans, incentive stock plans, and those plans and policies covering life, disability, health, and dental insurance in accordance with the rules established in the discretion of the Board for individual participation in any such plans and policies as may be in effect from time to time.

4.5   Vacation, Sick Leave, and Holidays.  Beginning on the date hereof, Employee shall be entitled to vacation, sick leave and holidays at full pay in accordance with the Consolidated Companies’ policies.

4.6   Deductions.  The Company shall have the right to deduct from the compensation due to Employee hereunder and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on any cash or non-cash compensation of Employee.

5.   Business Expenses.  The Company shall promptly reimburse Employee for all reasonable out-of-pocket entertainment and business expenses Employee incurs in fulfilling Employee’s duties hereunder subject to, and in accordance with, the general reimbursement policy of the Consolidated Companies in effect from time to time.

6.   Termination of Employee's Employment.

6.1   Termination of Employment by the Company for Cause.  Employee's employment may be terminated by the Consolidated Companies at any time for “Cause.”  A determination of whether Employee’s actions justify termination for Cause and the date on which such termination is effective shall be made in good faith by the Board of Parent.  A termination of Employee's employment pursuant to this Section 6.1 shall be effective as of the effective date of the notice by the Board of Parent to Employee that it has made the required determination, or as of such subsequent date, if any, as is specified in such notice.  For purposes of this Agreement, “Cause” shall include (a) Employee’s material breach of this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within fifteen (15) days after receipt of written notice of the need to cure, (b) any act of theft, embezzlement, conversion or other taking or misuse of the property or opportunities of and Consolidated Company, (c) any fraudulent or criminal activities, (d) any grossly negligent or unethical activity, (e) any activity that causes substantial harm to any Consolidated Companies, its reputation, or to its officers, directors or employees  (including, without limitation, the illegal possession or consumption of drugs for which Employee does not have a valid prescription on property controlled by any Consolidated Company or in the course of performing services for any Consolidated Company), or (vi) habitual neglect of or deliberate or intentional refusal to perform Employee’s duties and obligations under this Agreement.

6.2   Termination by the Company Without Cause.  Employee’s employment with each Consolidated Company is “at will,” any Employee’s employment with any and all Consolidated Companies is terminable at any time without Cause or any reason of any kind.  A termination of Employee's employment pursuant to this Section 6.2 shall be effective as of the date specified in the notice of termination.

6.3   Termination By Employee For Good Reason.  Employee may terminate his employment with any and all Consolidated Companies at any time for Good Reason (as defined below), provided Employee has delivered a written notice to the Board of Parent that briefly describes the facts underlying Employee's belief that Good Reason exists and the Company has failed to cure such situation within 15 days of its receipt of such notice.

For purposes of this Agreement, “Good Reason” shall mean and consist of: (a) a material breach by the Company of any of its obligations, duties, agreements, representations or warranties under this Agreement that cannot be cured or, if capable of being cured, is not cured within fifteen (15) days after receipt of written notice from the Employee of the need to cure; (b) without Employee's prior written consent, the Consolidated Company requires the Employee to relocate Employee's place of employment to any place other than the Place of Employment as a condition to continued employment or maintenance of the same or a comparable position with the Consolidated Companies (provided that reasonable business travel shall not constitute a relocation of Employee’s place of employment and required relocation shall constitute Good Reason only following the Consolidated Companies’ notification of Employee of its requirement that Employee relocate and prior to Employee’s agreement to relocate his or her place of employment), or (c) during the period ninety (90) days prior to and one year after a Change of Control Event, a material adverse change in Employee’s title, position and/or duties within the Consolidated Companies as a whole.

6.4   Termination by Employee Without Good Reason.  Upon not less than 15 day's prior written notice (which notice shall specify the effective date of the termination), Employee may terminate his employment with any and all Consolidated Companies by such notice without Good Reason or any reason of any kind.

6.5   Termination of Employment by Death.  If Employee dies during the term of employment, Employee's employment with all Consolidated Companies shall be terminated effective as of the date of Employee’s death.

6.6   Disability.  The Company or Employee may terminate Employee's employment with all Consolidated Companies if Employee shall become unable to fulfill his duties under this Agreement, as measured by the Consolidated Companies’ usual business activities,  for the eligibility period set forth in the long-term disability policy under which Employee is potentially eligible to receive disability benefits (the “Eligibility Period”) by reason of any medically determinable physical and/or mental disability determined in accordance with the procedure in this Section 6.6.  If in the opinion of the Company or Employee, Employee is disabled, then the following shall occur:

(a)    the Company or Employee shall promptly so notify (by dated written notice) the insurance company or carrier that, at that time, insures the employees of the Company against long-term disability (the “Company’s Insurance Carrier”) and request a determination as to whether Employee is disabled pursuant to the terms of the Company's long-term disability plan or policy; and

(b)    the matter of Employee's disability shall be resolved, and Employee and the Company shall abide by the decision of, the Company’s Insurance Carrier.

A termination of Employee's employment pursuant to this Section 6.6 shall be effective at the expiration of the Eligibility Period, as determined in accordance with this Section 6.6.  If Employee is not covered by a Company-sponsored long-term disability policy on the date that the Company and/or Employee believe that Employee may have a medically determinable physical and/or mental disability, the Board of Parent shall make the determination of whether Employee has a medically determinable physical and/or mental disability using the definition of disability, including applicable court interpretations, used for purposes of the Americans With Disabilities Act of 1990, as amended, and the “Eligibility Period” shall be 90 days from the date as of which it is determined that the Employee commenced having a medically determinable disability.

7.   Effect of Termination of Employee’s Employment.

7.1           Provisions Applicable to All Terminations. If Employee’s employment with all Consolidated Companies is terminated for any reason, (a) all cash compensation from the Company described in this Agreement that was due through the effective date of the termination, but unpaid, shall be computed and paid to Employee by the Company within any payment deadline set forth in Nevada law (or if none is applicable, within 30 days), provided that any disability payments to be made by the Company’s Insurance Carrier shall be made when, as and if made by the Company’s Insurance Carrier; and (b)  Employee, or his heirs, or estate, as the case may be, shall receive all compensation and employee benefits accrued through the effective date of the termination, and all benefits provided through the Company's insurance plans pursuant to the terms and conditions of such insurance plans or that the Company is required to provide by governing law.

7.2   Termination Absent a Change of Control and Absent Cause/Good Reason.  If Employee's employment with all of the Consolidated Companies is terminated under any circumstances other than the circumstances described in Section 7.3 or Section 7.4 below, whether by the Consolidated Companies or Employee, Employee shall not be entitled to any compensation in addition to that set forth in Section 7.1.

7.3   Termination by Employee for Good Reason.  If Employee's employment is terminated by Employee for Good Reason during the Term (but not as of an Expiration Date), then, in addition to complying with the requirements of Section 7.1, the Company shall, subject to the terms and conditions of this Agreement and conditioned upon the Company’s receipt of a written waiver, release and non-litigation agreement from Employee in form and substance reasonably satisfactory to the Consolidated Companies with respect to all liabilities of any Consolidated Company of any kind arising prior to and in connection with such termination (other than under Options and Section 7) (a “Release”), pay to or for the benefit of Employee or, if applicable, Employee’s heirs or estate:

(a)    with respect to the Severance Period (as defined in Section 7.5 below), Employee’s base salary at a rate equal to Employee’s salary rate as of the date of termination, payable as follows: (i) all amounts that would otherwise be payable with respect to the six months immediately following Employee’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) from the Company (a “Separation from Service”) shall be accrued and paid within five business days following, but in no event prior to, the six-month anniversary of Employee’s Separation of Service or, if earlier, the date of Employee’s death; and (ii) all amounts payable with respect to portions of the Severance Period following the six-month anniversary of Employee’s Separation of Service shall be paid in accordance with the Company’s customary pay schedule; and

(b)    Company health benefits coverage then in effect (with Company /Employee contributions remaining the same on a percentage basis as during the period immediately prior to termination) with respect to the Severance Period.

The foregoing payment structure is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistently with that intent.

7.4   Termination by Company without Cause.  If Employee's employment is terminated by the Company without Cause during the Term (but not as of an Expiration Date), then, in addition to complying with the requirements of Section 7.1, the Company shall, subject to the terms and conditions of this Agreement and conditioned upon the Company’s receipt of a Release, continue to pay, when due in accordance with the Company’s customary pay schedule,  to or for the benefit of Employee or, if applicable, his heirs or estate, subject to (A) and (B) below:

(a)    Employee’s base salary at a rate equal to Employee’s salary rate as of the date of termination with respect to the Severance Period;

(b)    Company health benefits coverage then in effect (with Company /Employee contributions remaining the same on a percentage basis as during the period immediately prior to termination) with respect to an eighteen-month period commencing on the first date of the Severance Period; and

(c)    a bonus, payable within 30 days of the Company’s receipt of a Release, equal to the product of (i) sixty percent (60%) of Employee’s annualized base salary as of the date on which the which termination of Employee’s services occurs, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed during the then-current calendar year and the denominator of which is 365.

Notwithstanding anything in this Section 7.4 to the contrary: (A) no base salary continuation or bonus amount otherwise payable to the Employee under this Section 7.4 shall be paid unless and until the Employee incurs a Separation from Service from the Company during the Severance Period (with any amounts deferred as a result of this subsection 7.4(A) being payable promptly following such Separation from Service and as permitted by subsection 7.4(B)); and (B) any base salary and bonus amounts that are otherwise due or payable under this Section 7.4 during the six-month period following the Employee’s Separation from Service shall instead be deferred and paid to the Employee within five business days after, but in no instance prior to, the six-month anniversary of Employee’s Separation from Service (or, if earlier, the date of Employee’s death) if and to the extent that such amounts (1) do not constitute “separation pay due to involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(b)(9)(iii)); and (2) are subject to Code Section 409A.  All base salary continuation amounts owing to Employee with respect to portions of the Severance Period following the six-month anniversary of the Separation of Service shall be paid in accordance with the Company’s customary pay schedule.  The foregoing restrictions on the payment of continuing base salary and bonus are intended to comply with the requirements of Section 409A of the Code and shall be interpreted consistently with that intent.

7.5   Severance Period.  Subject to Section 7.7, the “Severance Period” shall be the period beginning on the effective date of any termination of Employee’s employment during the Term in a manner triggering a benefit under Section 7.3 or 7.4, as applicable, and ending on the 12-month anniversary of such termination date.  Notwithstanding the foregoing, if (a) Employee relocated was required to relocate from a location more than 50 miles from the Place of Employment in order to commence employment with the Consolidated Companies and Employee’s employment is subsequently terminated during the Term by Employee for Good Reason or by the Company without Cause on or before the two-year anniversary of the Effective Date, or (b) Employee’ accepts a change in Employee’s place of employment (and relocates without terminating his or her Employment for Good Reason based upon such change) during the Term and then Employee’s employment is terminated during the Term by Employee for Good Reason or by the Company without Cause before the two-year anniversary of such change in Employee’s place of employment, then in case of either (a) or (b) the periods referred to in the definition of Severance Period shall be changed from 12-months to 16-months.

7.6   Return of Company Property.   Upon the termination or end of the employment of Employee with the Consolidated Companies or at any time upon the request of Parent, Employee shall provide to the Consolidated Companies all property belonging to any Consolidated Company, including, but not limited to, keys, card passes, credit cards, electronic equipment including computers and personal digital devices, cellular telephones, Consolidated Company automobiles, and all data and any Consolidated Company intellectual property whether located on Consolidated Company property or otherwise.

7.7   Breach of Protective Covenants.  Notwithstanding anything in this Section 7 to the contrary, Employee shall not be entitled to any payments or benefits under any of Sections 7.3 or 7.4 of this Agreement with respect to any period (a) prior to Employee’s delivery to the Company of a Release if such Release is not executed within seven (7) days of Employee’s receipt of a form of Release, (b) during which Employee is in breach of Section 7.6 or any portion of Section 8 of this Agreement, (c) during which Employee is in breach of any  portion of the Proprietary Information Agreement (any of (a), (b) or (c), a “Covenant Breach”).  Upon the Company’s determination that a Covenant Breach has occurred, it shall notify Employee of its belief that a Covenant Breach has occurred and may withhold, without penalty or interest, any payments or benefits otherwise due to Employee pursuant to any of Section 7.3 or 7.4 until the question of whether a Covenant Breach has occurred is definitely resolved without right to appeal or similar recourse (and if it is determined that the Company withheld the payments and benefits in error, the Company’s sole obligation shall be prompt payment of all withheld payments and the cash value to the Company of any withheld benefits).

8.   Covenant Not to Compete

8.1   Covenant.  Employee hereby agrees that, while Employee is employed by any Consolidated Company and during a period of 12 months following the termination of Employee’s employment with all Consolidated Companies, Employee will not directly or indirectly compete (as defined in Section 8.2 below) with any the Consolidated Company or any affiliates anywhere in the United States.  It is the intention of Parent, the Company and Employee that this provision be interpreted to only prevent actual competitive harm to any Consolidated Company and not otherwise hinder or restrict Employee in his efforts to find continued employment in Employee’s field of training and expertise.

8.2   Direct and Indirect Competition.   As used herein, the phrase “directly or indirectly compete” shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any Competing Business (as defined below).  For purposes of this Agreement, a “Competing Business” shall be any business or enterprise other than any Consolidated Company that is engaged in the Nanomaterials Business (as defined below).  This prohibition, however, shall not apply to ownership of less than five percent (5%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.  For purposes of this Agreement the “Nanomaterials Business” means the development, marketing, use, modification or exploitation of any technology or process for the production of pigments, metals, nanomaterials or other materials from titanium containing ores and other feed materials for use in any application being explored, considered or developed by any Consolidated Company at any time while Employee is employed with any Consolidated Company, including, without limitation, the production of titanium dioxide pigments, the production of titanium metals, the production of pharmaceutical products or pharmaceutical delivery devices,  the production of lanthanum based phosphate and arsenic binding products, the production of battery materials, batteries or other energy storage devices or the production of thermal spray materials.

8.3   Nonsolicitation.  Employee hereby agrees that, while he is employed by any Consolidated Company pursuant to this Agreement, and, during a period of 12 months following the termination of Employee’s employment with all Consolidated Companies, Employee will not, directly or indirectly, through an affiliate or otherwise, for his account or the account of any other person, (a) solicit business substantially similar to the Nanomaterials Business from any person or entity that at the time of termination is or was a customer of any Consolidated Company, whether or not Employee had personal contact with such person during and by reason of employment with a Consolidated Company; (ii) in any manner induce or attempt to induce any employee of a Consolidated Company to terminate his or her employment with a Consolidated Company; or (iii) materially and adversely interfere with the relationship between a Consolidated Company and any employee, contractor, supplier, customer or shareholder of a Consolidated Company.

8.4   Enforceability.  If any of the provisions of this Section 8 is held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law.  In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 11 below.

8.5   Jurisdiction.  For the sole purpose of enforcement of the Consolidated Companies’ rights under this Section 8, Parent, the Company and Employee intend to and hereby confer jurisdiction to enforce the restrictions set forth in this Section 8 (the "Restrictions") upon the courts of any jurisdiction within the geographical scope of the Restrictions.  If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Parent, the Company and Employee that such determination not bar or in any way affect any Consolidated Company's rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.  In the event of any litigation between the parties under this Section 8, the court shall award reasonable attorneys fees to the prevailing party.

9.   Confidential Information, Invention Assignment, Etc.  Employee represents and covenants that Employee has signed and delivered to Parent (or will sign and deliver upon request) an Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement (the “Proprietary Information Agreement”) in the form set forth in the Consolidated Companies’ Policy Manual.  Employee’s execution of such a Proprietary Information Agreement is a condition precedent to Employee’s eligibility for any rights and benefits under this Agreement.  The Proprietary Information Agreement and this Agreement shall be interpreted, to the extent possible, as being mutually consistent with each other, supplementary and both fully enforceable; provided, however, in the event of an irreconcilable conflict between specific provisions of each of the two agreements, the specific provisions of this Agreement shall prevail.

10.   No Conflicts. Employee hereby represents and covenants that Employee’s performance of all the terms of this Agreement and his work as an employee of a Consolidated Company does not and will not breach any oral or written agreement to which Employee is a party or by which Employee is bound.

11.   Equitable Remedies. Employee acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 8 above, would cause irreparable harm to the Consolidated Company for which damages at law would be an inadequate remedy.  Accordingly, Employee hereby agrees that in any such instance Parent or the Company shall be entitled to seek (without prior mediation or arbitration) injunctive or other equitable relief in any state or federal court within or without the State of Nevada in addition to any other remedy to which it may be entitled.  Employee hereby submits to the jurisdiction of any courts within the City of Reno in the State of Nevada and agrees not to assert such venue is inconvenient.

12.   Assignment. This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board of Parent.  This Agreement may not be assigned or delegated in whole or in part by the Parent or the Company without the written consent of Employee; provided, however, this Agreement may be assigned by the Parent or the Company without Employee’s prior written consent if such assignment is made to an entity that is a Consolidated Company or is acquiring substantially all of the business or assets of any Consolidated Company, whether by merger, asset sale or otherwise.

13.   Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

14. Entire Agreement. This Agreement, together with the Proprietary Information Agreement and other agreements required under or included in the Consolidated Companies’ policies, constitute the full and complete understanding and agreement of the parties hereto with respect to the subject matter covered herein and supersedes and terminates all prior oral or written understandings and agreements with respect thereto.

15.    Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

16.    Attorneys’ Fees.  Should any Company, Parent or Employee default in any of the covenants contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing party shall pay all costs and expenses, including reasonable attorneys’ fees, that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by applicable law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

17.    Confidentiality.  Each of the parties acknowledges that the common shares of  Parent are registered under the Securities Exchange Act of 1934, as amended, and a result, Parent may be required to, and hereby has authorization to, file this Agreement or any amendment hereto with the Securities and Exchange Commission without requesting confidential treatment for any portion hereof.

18.                Notices.  Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile or other electronic transmission to the other party to the address or facsimile number set forth below or to such other address or facsimile number as either party may designate from time to time according to this provision.  A notice delivered personally or by facsimile or electronic transmission shall be effective upon receipt.  A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing:

(a)	To Employee at:	____________________
____________________
____________________

(b)	To Parent and the Company at:	Altair Nanotechnologies Inc.
204 Edison Way Reno, Nevada 89502 Facsimile No: (775) 856-1619

19.   Disputes; Governing Law; Arbitration.

(a)    Except as provided in Section 11 and Section 8.5, any dispute concerning the interpretation or construction of this Agreement or his employment or service with Company, shall be resolved by confidential mediation or binding arbitration in Reno, Nevada.  The parties shall first attempt mediation with a neutral mediator agreed upon by the parties.  If mediation is unsuccessful or if the parties are unable to agree upon a mediator within thirty (30) days of a request for mediation by any party, the dispute shall be submitted to arbitration pursuant to the procedures of the American Arbitration Association (“AAA”) or other procedures agreed to by the parties.  All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA.  The decision of the arbitrator shall be final and binding on all parties.  The costs of mediation and arbitration shall be borne equally by the parties.

(b)    This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Nevada (other than any provisions that would cause the provisions of any other laws to apply).  To the extent this Agreement expressly permits any dispute to be resolved other than through arbitration or mediation, except as set forth in Section 8.5, the exclusive venue for any such action shall be the state and federal courts located in Reno, Nevada, and the parties each hereby submit to the jurisdiction of such courts for purposes of this Agreement.

20.   Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement.  A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

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IN WITNESS WHEREOF, Employee has signed this Employment Agreement (Level 12 Officer) personally and the Company and Parent have caused this Agreement to be executed by their duly authorized representatives.

COMPANY: ALTAIRNANO, INC. a Nevada corporation

By:	/s/ Terry Copeland
Terry Copeland, Chief Executive Officer

PARENT: ALTAIR NANOTECHNOLOGIES INC. a Canadian corporation

By:	/s/ Terry Copeland
Terry Copeland, Chief Executive Officer

EMPLOYEE:

By:	/s/ Bruce Sabacky
Bruce Sabacky, an individual

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